                                                                     Exhibit 4.7

                                                 Confidential Treatment Request:
 The portions of this document marked by "xxxxx" have been omitted pursuant to a request for confidential treatment and have been filed separately with the
                                              Securities and Exchange Commission

                                                                ALLEN & GLEDHILL
                                                          ADVOCATES & SOLICITORS

CONFORMED COPY

                             Dated 23 December 2004

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD.
                                   AS BORROWER

                                       and

              SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH
                                ACTING AS LENDER

                               FACILITY AGREEMENT

                                                     ALLEN & GLEDHILL
                                                     ONE MARINA BOULEVARD #28-00
                                                     SINGAPORE 018989

                                TABLE OF CONTENTS

CLAUSE                                                           PAGE
1.    DEFINITIONS AND INTERPRETATION.........................      2
2.    THE FACILITY...........................................      8
3.    PURPOSE................................................      8
4.    CONDITIONS OF UTILISATION..............................      9
5.    UTILISATION............................................      9
6.    REPAYMENT..............................................     10
7.    PREPAYMENT AND CANCELLATION............................     10
8.    INTEREST...............................................     12
9.    INTEREST PERIODS.......................................     13
10.   CHANGES TO THE CALCULATION OF INTEREST.................     13
11.   FEES...................................................     14
12.   TAX GROSS UP AND INDEMNITIES...........................     15
13.   INCREASED COSTS........................................     16
14.   OTHER INDEMNITIES......................................     17
15.   MITIGATION BY THE LENDER...............................     18
16.   COSTS AND EXPENSES.....................................     19
17.   REPRESENTATIONS........................................     19
18.   INFORMATION UNDERTAKINGS...............................     22
19.   FINANCIAL COVENANTS....................................     23
20.   GENERAL UNDERTAKINGS...................................     24
21.   EVENTS OF DEFAULT......................................     27
22.   CHANGES TO THE LENDER..................................     30
23.   CHANGES TO THE BORROWER................................     32
24.   CONDUCT OF BUSINESS BY THE Lender......................     32
25.   PAYMENT MECHANICS......................................     32
26.   SET-OFF................................................     33
27.   NOTICES................................................     34
28.   CALCULATIONS AND CERTIFICATES..........................     35
29.   PARTIAL INVALIDITY.....................................     35
30.   REMEDIES AND WAIVERS...................................     35
31.   AMENDMENTS AND WAIVERS.................................     35
32.   COUNTERPARTS...........................................     35
33.   GOVERNING LAW..........................................     36

                                  THE SCHEDULES

SCHEDULE                                                         PAGE
SCHEDULE 1 Conditions precedent..............................     37
SCHEDULE 2 Requests..........................................     38
SCHEDULE 3 Form of Compliance Certificate....................     39

THIS AGREEMENT is dated 23 December 2004 and made between:

(1)   CHARTERED SEMICONDUCTOR MANUFACTURING LTD., as borrower (the "BORROWER");
      and

(2) SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH, as lender (the "LENDER").

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

      In this Agreement:

      "AFFILIATE" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

      "ASSOCIATED COMPANY" means, in relation to the Borrower, a corporation in respect of which the Borrower beneficially owns, directly or indirectly, at least 20 per cent. of the whole of its issued and paid-up capital.

      "AUTHORISATION" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

      "AVAILABILITY PERIOD" means the period from and including the date of this Agreement to and including the Termination Date.

      "AVAILABLE COMMITMENT" means the Commitment minus:

      (a)   the amount of any outstanding Loans; and

      (b) in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

      "AVAILABLE FACILITY" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

      "BREAK COSTS" means the amount (if any) by which:

      (a) the interest (which shall exclude the Margin in the computation of Break Costs for the purposes of a prepayment pursuant to Clause 7.1(c)) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

      (b) the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

      "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore and London and (in relation to any date for payment or purchase of US Dollars) New York City.

      "COMMITMENT" means US$150,000,000, to the extent not cancelled, reduced or transferred by the Lender under this Agreement.

      "COMPLIANCE CERTIFICATE" means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

      "CONSOLIDATED NET WORTH" has the meaning given to it in Clause 19 (Financial Covenants).

      "CONSOLIDATED TOTAL GROSS DEBT" has the meaning given to it in Clause 19 (Financial Covenants).

      "CSP AGREEMENT" means the Credit Agreement dated 28 September 2000 made between (1) Chartered Silicon Partners Pte Ltd, (2) the lead arrangers named therein, (3) the arrangers named therein, (4) the co-arranger named therein, (5) the lead manager named therein, (6) the manager named therein, (7) the guarantor banks named therein, (8) the lending banks named therein, (9) the agent named therein and (10) the security trustee named therein.

      "CSP DEBT SERVICE RESERVE ACCOUNT" means the deposit account opened and maintained by the Borrower with the DSRA Account Bank (as defined in the CSP Agreement), in accordance with the terms of the CSP Agreement.

      "DEFAULT" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period and/or the giving of notice) be an Event of Default.

      "EVENT OF DEFAULT" means any event or circumstance specified as such in Clause 21 (Events of Default).

      "EX-IM BANK" means the Export-Import Bank of the United States and includes its successors in title.

      "EX-IM BANK FACILITY" means the US$652,000,000 loan guarantee facility granted or to be granted to the Borrower by Ex-Im Bank, to support the funding provided or to be provided by J P Morgan Chase Bank, N.A. to finance the export of equipment and supply of services to the Borrower to build Phase I of Fab 7.

      "EX-IM BANK FACILITY ANTICIPATION ACCOUNT" means an account or accounts opened and maintained or to be opened and maintained by the Borrower with a financial institution nominated by the Borrower and reasonably acceptable to Ex-Im Bank, in accordance with the terms of the Ex-Im Bank Facility.

      "FAB 7" means a silicon wafer fabrication facility in Singapore, owned by the Borrower and designated as such by the Borrower.

      "FACILITY" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

      "FACILITY OFFICE" means the office or offices notified by the Lender to the Borrower in writing as the office or offices through which it will perform its obligations under this Agreement.

      "FINANCE DOCUMENT" means this Agreement, and any other document designated as such by the Lender and the Borrower.

      "FINANCIAL INDEBTEDNESS" means, in relation to any person, any indebtedness of that person for or in respect of:

      (a)   moneys borrowed by that person;

      (b) any amount raised by acceptance under any acceptance credit facility granted to that person;

      (c) any amount raised by that person pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

      (d) the amount of any liability of that person in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

      (e) receivables sold or discounted by that person (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

      (f) any amount raised by that person under any other transaction (including any forward sale or purchase agreement) required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group;

      (g) for the purpose of Clause 21.5 (Cross default) any derivative transaction entered into by that person in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

      (h)   shares of that person which are expressed to be redeemable;

      (i) for the purpose of Clause 21.5 (Cross default) any counter-indemnity obligation of that person in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

      (j) the amount of any liability of that person in respect of any guarantee or indemnity given by that person for any indebtedness of any other person for or in respect of the items referred to in paragraphs (a) to (f) and in paragraph (h) above in relation to such other person.

      "GAAP" means generally accepted accounting principles, standards and practices in the United States.

      "GOVERNMENTAL AGENCY" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

      "GROUP" means the Borrower and its Subsidiaries for the time being.

      "HOLDING COMPANY" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

      "INTEREST PERIOD" means, in relation to a Loan, the period determined in accordance with Clause 9 (Interest Period) and, in relation to an Unpaid Sum, the period determined in accordance with Clause 8.3 (Default interest).

      "INTERNATIONAL INVESTMENT SECURITIES" means any bonds, notes, debentures, debenture stocks, loan stocks, certificates or other instruments evidencing indebtedness (excluding, for the avoidance of any doubt, any loans from banks or other financial institutions or the Lender) with a maturity of greater than one year and which (a) are, or are intended to be, listed, quoted or traded on any stock exchange or in any securities market (including, without limitation, any over-the-counter market) and
      (b) either (i) are by their terms payable, or confer a right to receive payment, in any currency other than Singapore Dollars or (ii) are denominated in Singapore Dollars and in respect of which more than 50 per cent. of the aggregate principal amount of the offering of such International Investment Securities is initially distributed outside Singapore by or with the consent of the Borrower.

      "LIBOR" means, in relation to any Loan:

      (a)   the applicable Screen Rate; or

      (b) (if no Screen Rate is available for US Dollars for the Interest Period of that Loan) the rate quoted by the Lender to leading banks in the London interbank market,

      as of 11:00 a.m. on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Loan.

      "LOAN" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

      "MARGIN" means XXXXX per cent. per annum.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on:

      (a) the financial condition or business of the Borrower or on the consolidated financial condition or business of the Group taken as a whole; or

      (b) the ability of the Borrower to perform and comply with its payment or other material obligations under any Finance Document.

      "MATERIAL SUBSIDIARY" means any of the Borrower's Subsidiaries whose consolidated net revenues or consolidated net assets (as shown on the most recent audited consolidated financial statements of such Subsidiary), represents 10 per cent. or more of the consolidated net revenues or, as the case may be, the consolidated net assets of the Borrower, as shown on the most recent audited consolidated financial statements of the Borrower.

      "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

      (a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

      (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

      The above rules will only apply to the last Month of any period.

      "ORIGINAL FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Group for the financial year ended 31 December 2003.

      "PARTY" means a party to this Agreement.

      "QUOTATION DAY" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

      "REPEATING REPRESENTATIONS" means each of the representations set out in Clauses 17.1 (Status) to 17.4 (Power and authority), 17.7 (No default) and
      17.10 (Pari passu ranking) to 17.12 (No proceedings pending or threatened).

      "SCREEN RATE" means the British Bankers' Association Interest Settlement Rate for US Dollars for the relevant period, currently displayed on page 3750 of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

      "SECURITY" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

      "SINGAPORE DOLLARS" or "S$" means Singapore dollars.

      "SUBSIDIARY" means a subsidiary within the meaning of section 5 of the Companies Act, Chapter 50 of Singapore.

      "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

      "TEMASEK" means Temasek Holdings (Private) Limited, registration number 197401143C.

      "TERMINATION DATE" means, subject to Clause 6.2 (Extension Option), the date which is 364 days from the date of this Agreement (except that, if the Termination Date would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).

      "UNENCUMBERED ASSETS" means, at any time, the assets of the Borrower which are not subject to any Security.

      "UNPAID SUM" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

      "US DOLLARS" or "US$" means United States dollars.

      "UTILISATION" means a utilisation of the Facility.

      "UTILISATION DATE" means the date of a Utilisation, being the date on which the Loan is to be made.

      "UTILISATION REQUEST" means a notice substantially in the form set out in
      Schedule 2 (Utilisation Request).

1.2   CONSTRUCTION

      (a) Unless a contrary indication appears, any reference in this Agreement to:

            (i) the "LENDER", the "BORROWER" or either "PARTY" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

            (ii) "ASSETS" includes present and future properties, revenues and rights of every description;

            (iii) one person being "CONTROLLED" by another means that that other person (aa) owns directly or indirectly, more than 50 per cent. of the whole of the issued share capital of any class of the share capital of the Borrower which confers voting rights or voting powers upon the holders of the share capital of such class to the extent of their respective shareholdings or (bb) has the ability, directly or indirectly, to influence any decision of, or to direct or cause the direction of the management and policies (including operations and maintenance decisions) of that person;

            (iv) a "FINANCE DOCUMENT" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

            (v) "INDEBTEDNESS" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

            (vi) a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

            (vii) a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other relevant authority or organisation;

            (viii) a provision of law is a reference to that provision as amended or re-enacted; and

            (ix)   a time of day is a reference to Singapore time.

      (b)   Clause and Schedule headings are for ease of reference only.

      (c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

      (d)   A Default is "CONTINUING" if it has not been remedied or waived.

1.3   THIRD PARTY RIGHTS

      (a) Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

      (b) Notwithstanding any terms of this Agreement the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

2.    THE FACILITY

      Subject to the terms of this Agreement, the Lender makes available to the Borrower a revolving loan facility in an amount equal to the Commitment with an extension option.

3.    PURPOSE

3.1   PURPOSE

      The Borrower shall apply all amounts borrowed by it under the Facility towards (a) repaying its existing borrowings or (b) its working capital requirements.

3.2   MONITORING

      The Lender shall not be obliged to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.    CONDITIONS OF UTILISATION

4.1   INITIAL CONDITIONS PRECEDENT

      The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2   FURTHER CONDITIONS PRECEDENT

      The Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:

      (a)   no Default is continuing or would result from the proposed Loan; and

      (b) the Repeating Representations to be made by the Borrower are true in all material respects.

5.    UTILISATION

5.1   DELIVERY OF A UTILISATION REQUEST

      The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11:00 a.m. two Business Days before the Utilisation Date.

5.2   COMPLETION OF A UTILISATION REQUEST

(a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

      (i) the proposed Utilisation Date is a Business Day within the Availability Period;

      (ii) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

      (iii) the proposed Interest Period complies with Clause 9 (Interest Periods); and

      (iv) it specifies the account and bank (which must be in New York City) to which the proceeds of the Utilisation are to be credited.

(b)   Only one Loan may be requested in each Utilisation Request.

5.3   CURRENCY AND AMOUNT

(a)   The currency specified in a Utilisation Request must be US Dollars.

(b)   The amount of the proposed Loan must be:

      (i) a minimum of US$10,000,000 or a higher integral multiple of US$2,000,000 or, if less, the Available Commitment; and

      (ii) in any event such that it is less than or equal to the Available Commitment.

5.4   AVAILABILITY OF LOANS

      If the conditions set out in this Agreement have been met, the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

6.    REPAYMENT

6.1   REPAYMENT

      The Borrower shall repay each Loan on the last day of its Interest Period.

6.2   EXTENSION OPTION

      (a)   The Termination Date shall be extended by a further 364 days if:

            (i) the Borrower so requests by notice received by the Lender not less than 30 days before the relevant Termination Date; and

            (ii)  the Lender has agreed to that request.

      (b) Any extensions of the Termination Date shall be upon such terms and conditions as the Lender and Borrower may mutually agree to in writing.

7.    PREPAYMENT AND CANCELLATION

7.1   ILLEGALITY

      If it becomes unlawful in Singapore or the jurisdiction of its head office or its Facility Office for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

      (a) the Lender shall promptly notify the Borrower upon becoming aware of that event;

      (b) upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

      (c) the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2   CHANGE OF CONTROL

      If Temasek ceases (a) to be (directly or indirectly) the single largest shareholder of the Borrower, (b) to control the Borrower or (c) to own (directly or indirectly) at least 30 per cent. of the ordinary issued shares of the Borrower:

      (i) the Borrower shall promptly notify the Lender upon becoming aware of that event;

      (ii) the Borrower may not deliver a Utilisation Request and no Loan shall be made available unless otherwise agreed by the Lender; and

      (iii) the Lender may by not less than 30 days' notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3   UNDRAWN FACILITY

      Any part of the Facility which is undrawn by the Borrower at close of business in Singapore on the last day of its Availability Period shall be deemed to have been cancelled by the Borrower.

7.4   VOLUNTARY CANCELLATION

      The Borrower may, if it gives the Lender not less than five Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 or a higher integral multiple of US$1,000,000) of the Available Commitment.

7.5   VOLUNTARY PREPAYMENT OF LOANS

      The Borrower may, if it gives the Lender not less than 10 days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of that Loan by a minimum amount of US$10,000,000 or a higher integral multiple of US$1,000,000).

7.6   RIGHT OF REPAYMENT AND CANCELLATION

      (a)   If:

            (i) any sum payable to the Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

            (ii) the Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

            (iii) an alternative basis is not agreed by the Lender within the thirty days period referred to in Clause 10.2 (Alternative basis of interest or funding),

            the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Lender notice of cancellation of the Commitment of the Lender and its intention to procure the repayment of the Loans.

      (b) On receipt of a notice referred to in paragraph (a) above, the Commitment shall immediately be reduced to zero.

      (c) On the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay the Loan.

7.7   RESTRICTIONS

      (a) Any notice of cancellation or prepayment given by either Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

      (b) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

      (c) Unless otherwise stated in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

      (d) The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

      (e) No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

8.    INTEREST

8.1   CALCULATION OF INTEREST

      The rate of interest on each Loan for the Interest Period is the percentage rate per annum which is the aggregate of:

      (a)   the Margin; and

      (b)   the applicable LIBOR.

8.2   PAYMENT OF INTEREST

      The Borrower shall pay accrued interest on each Loan on the last day of the Interest Period.

8.3   DEFAULT INTEREST

      (a) If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1.5 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

      (b) If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

            (i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

            (ii) the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1.5 per cent. and the rate which would have applied if the overdue amount had not become due.

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

      (c) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of the Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4   NOTIFICATION OF RATES OF INTEREST

      The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.    INTEREST PERIODS

9.1   SELECTION OF INTEREST PERIODS

      (a) The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

      (b) Subject to this Clause 9, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Lender.

      (c) An Interest Period for a Loan shall not extend beyond the Termination Date.

      (d)   A Loan has one Interest Period only.

9.2   NON-BUSINESS DAYS

      If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.   CHANGES TO THE CALCULATION OF INTEREST

10.1  MARKET DISRUPTION

(a) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:

      (i)   the Margin; and

      (ii) the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)   In this Agreement "MARKET DISRUPTION EVENT" means:

      (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Lender is unable to provide a quotation to determine LIBOR for US Dollars and the relevant Interest Period; or

      (ii) before close of business in Singapore on the Quotation Day for the relevant Interest Period, the Borrower receives notification from the Lender that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.2  ALTERNATIVE BASIS OF INTEREST OR FUNDING

(a) If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower:

      (i)   be binding on all Parties;

      (ii) be the basis upon which interest on that Loan for that Interest Period shall be determined and paid; and

      (iii) override and replace the rate of interest, determined under Clause 10.1(a) on that Loan for that Interest Period.

10.3  BREAK COSTS

      (a) The Borrower shall, within five Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum.

      (b) The Lender shall, together with its demand made pursuant to paragraph (a) above, provide a certificate confirming the amount, and setting out the computation of its Break Costs for any Interest Period in which they accrue.

11.   FEES

11.1  COMMITMENT FEE

(a) The Borrower shall pay to the Lender a fee in US Dollars computed at the rate of 0.25 per cent. per annum on the undrawn portion of the Available Commitment for the Availability Period.

(b) The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Commitment at the time the cancellation is effective.

11.2  MANAGEMENT FEE

      The Borrower shall pay to the Lender a management fee of US$750,000 (being 0.50% of the Available Commitment) within 14 days from the date of this Agreement or on the first Utilisation Date (if earlier).

12.   TAX GROSS UP AND INDEMNITIES

12.1  DEFINITIONS

      (a)   In this Clause 12:

            "TAX CREDIT" means a credit against, relief or remission for, or repayment of any Tax.

            "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

            "TAX PAYMENT" means an increased payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause
            12.3 (Tax indemnity).

      (b) In this Clause 12 a reference to "DETERMINES" or "DETERMINED" means a determination made reasonably by the person making that determination.

12.2  TAX GROSS-UP

      (a) The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, in which case the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

      (b) The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

      (c) If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

      (d) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3  TAX INDEMNITY

      (a) The Borrower shall (within five Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines has been suffered for or on account of Tax by it in respect of a Finance Document.

      (b) Paragraph (a) above shall not apply with respect to any Tax assessed on the Lender:

            (i) under the law of the jurisdiction in which the Lender is incorporated; or

            (ii) under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

            if that Tax is calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

      (c) If the Lender makes, or intends to make, a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4  TAX CREDIT

      If the Borrower makes a Tax Payment and the Lender determines that:

      (a) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

      (b)   the Lender has obtained and utilised that Tax Credit,

      the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in no better and no worse position in respect of its worldwide Tax liabilities than it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5  STAMP DUTIES

      The Borrower shall, within five Business Days of demand, pay and indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6  GOODS AND SERVICES TAX

      The Borrower shall also within five Business Days of demand, in addition to any amount payable by the Borrower to the Lender under a Finance Document, pay any goods and services, value added or similar Tax payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to
      it).

13.   INCREASED COSTS

13.1  INCREASED COSTS

      (a) Subject to Clause 13.3 (Exceptions) and Clause 22.2 (Conditions of assignment or transfer), the Borrower shall, within five Business Days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender or its Holding Company as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation in Singapore or the jurisdiction of its head office, Facility Office or Holding Company, in each case, after the date of this Agreement or (ii) compliance with any law or regulation in Singapore or the jurisdiction of its head office, Facility Office or Holding Company made after the date of this Agreement.

      (b)   In this Agreement "INCREASED COSTS" means:

            (i) a reduction in the rate of return from the Facility or on the Lender's (or its Holding Company's) overall capital;

            (ii)  an additional or increased cost; or

            (iii) a reduction of any amount due and payable under any Finance
                  Document,

            which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2  INCREASED COST CLAIMS

      (a) If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Borrower of the event giving rise to the claim.

      (b) The Lender shall, together with its notification to the Borrower pursuant to paragraph (a) above, provide a certificate confirming the amount of its Increased Costs.

13.3  EXCEPTIONS

      (a) Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

            (i) attributable to a Tax Deduction required by law to be made by the Borrower;

            (ii) compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

            (iii) attributable to the breach by the Lender or its Holding
                  Company of any law or regulation or is an amount which would not have been payable by the Lender or its Holding Company but for its negligence in failing to comply with any law or regulation.

      (b) In this Clause 13.3, a reference to a "TAX DEDUCTION" has the same meaning given to the term in Clause 12.1 (Definitions).

14.   OTHER INDEMNITIES

14.1  CURRENCY INDEMNITY

      (a) If any sum due from the Borrower under the Finance Documents (a "SUM"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "FIRST CURRENCY") in which that Sum is payable into another currency (the "SECOND CURRENCY") for the purpose of:

            (i)   making or filing a claim or proof against the Borrower; or

            (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

            the Borrower shall as an independent obligation, within five Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

      (b) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2  OTHER INDEMNITIES

      The Borrower shall, within five Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

      (a)   the occurrence of any Event of Default;

      (b) a failure by the Borrower to pay any amount due under a Finance Document on its due date;

      (c) funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

      (d) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower..

14.3  INDEMNITY TO THE LENDER

      The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

      (a) investigating (after consultation with the Borrower) any event which it reasonably believes is a Default; or

      (b) acting or relying on any notice, request or instruction purportedly by the Borrower which it reasonably believes to be genuine, correct and appropriately authorised.

15.   MITIGATION BY THE LENDER

15.1  MITIGATION

      (a) The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased

            Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

      (b) Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2  LIMITATION OF LIABILITY

      (a) The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

      (b) The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in its opinion (acting reasonably), to do so is likely to be prejudicial to it.

16.   COSTS AND EXPENSES

16.1  TRANSACTION EXPENSES

      The Borrower shall within five Business Days of demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

      (a) this Agreement and any other documents referred to in this Agreement; and

      (b) any other Finance Documents executed after the date of this Agreement.

16.2  AMENDMENT COSTS

      If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request.

16.3  ENFORCEMENT COSTS

      The Borrower shall, within five Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.   REPRESENTATIONS

      The Borrower makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement.

17.1  STATUS

      (a) It is a corporation, duly incorporated and validly existing under the law of Singapore.

      (b) It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2  BINDING OBLIGATIONS

      The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3  NON-CONFLICT WITH OTHER OBLIGATIONS

      The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

      (a)   any law or regulation applicable to it;

      (b)   its constitutional documents; or

      (c) any agreement or instrument binding upon it or any of its assets or (to an extent which would have a Material Adverse Effect on it) any of its Subsidiaries or any of its Subsidiaries' assets.

17.4  POWER AND AUTHORITY

      It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

17.5  VALIDITY AND ADMISSIBILITY IN EVIDENCE

      All Authorisations required:

      (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents; and

      (b)   to make the Finance Documents admissible in evidence in Singapore,

      have been obtained or effected and are in full force and effect.

17.6  NO FILING OR STAMP TAXES

      It is not necessary, under Singapore law, that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.7  NO DEFAULT

      (a) No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

      (b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which, in each case, might reasonably be expected to have a Material Adverse Effect.

17.8  NO MISLEADING INFORMATION

      (a) Any material written factual information provided by it in relation to this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

      (b) Nothing has occurred or been omitted from the factual information so provided that results in the information referred to in paragraph
            (a) above provided by it being untrue or misleading in any material respect.

17.9  FINANCIAL STATEMENTS

      (a) Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

      (b) Its Original Financial Statements give a true and fair view of its consolidated financial condition and operations as at the end of and for the relevant financial year.

      (c) There has been no change in its financial condition (or the consolidated financial condition of the Group) since 30 September 2004 which has a material adverse effect on the ability of the Borrower to perform and comply with its payment or other material obligations under this Agreement.

17.10 PARI PASSU RANKING

      Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law in Singapore applying to companies generally.

17.11 WINDING-UP

      No meeting has been convened for the winding-up of it or any of its Subsidiaries or for the appointment of a receiver, trustee, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer of it, any of its Subsidiaries or any of their respective assets, no such step is intended by it or any of its Subsidiaries and, so far as it is aware, no petition, application or the like is outstanding for the winding-up of it or any of its Subsidiaries or for the appointment of a receiver, trustee, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer of it, any of its Subsidiaries or any of their respective assets or any of them.

17.12 NO PROCEEDINGS PENDING OR THREATENED

      No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.13 REPETITION

      The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and on the first day of the Interest Period.

18.   INFORMATION UNDERTAKINGS

      The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1  FINANCIAL STATEMENTS

      The Borrower shall supply to the Lender:

      (a) as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

      (b) as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years, its unaudited consolidated financial statements for that financial quarter.

18.2  COMPLIANCE CERTIFICATE

      (a) The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

      (b) Each Compliance Certificate shall be signed by a director or an authorised signatory of the Borrower.

18.3  REQUIREMENTS AS TO FINANCIAL STATEMENTS

      (a) Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall (unless certified by the Borrower's auditors) be certified by a director, an authorised signatory or senior officer on its behalf as giving a true and fair view of its consolidated financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

      (b) The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.4  INFORMATION: MISCELLANEOUS

      The Borrower shall supply to the Lender:

      (a) all documents despatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

      (b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, be reasonably expected to have a Material Adverse Effect; and

      (c) promptly, such further information regarding the financial condition, business and operations of any member of the Group as Lender) may reasonably request, except to the extent that:

            (i) disclosure of such information would breach any law, regulation or stock exchange requirement; or

            (ii) where the Borrower is of the reasonable opinion that the information is of a price-sensitive nature or is of a proprietary nature and its disclosure would be prejudicial to any member of the Group,

            Provided that such information shall be promptly supplied to the Lender, in accordance with this Clause 18.4 in the event that it should subsequently request for the same if, at the time of such subsequent request, the Borrower has determined in good faith that
            (A) such disclosure would not result in such a breach or, as the case may be, (B) such opinion no longer applies.

18.5  NOTIFICATION OF DEFAULT

      (a) The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

      (b) Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by a director, an authorised signatory or a senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.   FINANCIAL COVENANTS

19.1  FINANCIAL CONDITION

      The Borrower shall ensure that:

      (a) Consolidated Net Worth will not at any time be less than US$1,000,000,000; and

      (b) Consolidated Total Gross Debt will not at any time exceed 180 per cent. of Consolidated Net Worth.

19.2  FINANCIAL COVENANT CALCULATIONS

      (a) Consolidated Net Worth and Consolidated Total Gross Debt shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to the Original Financial Statements and shall be expressed in US Dollars.

      (b) Consolidated Net Worth and Consolidated Total Gross Debt shall be determined (except as needed to reflect the terms of this Clause 19) from the financial statements of the Group and Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

19.3  DEFINITIONS

      In this Clause 19.3:

      "CONSOLIDATED NET WORTH" means the aggregate of the paid-up share capital and reserves of the Borrower and its Subsidiaries or any other accounts of the Borrower and its Subsidiaries that are included as shareholders' fund, less non-monetary revaluation reserves and goodwill arising from any Major Acquisition.

      "CONSOLIDATED TOTAL GROSS DEBT" means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group (other than any indebtedness referred to in paragraphs (g) and (i) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness).

      For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements.

      "MAJOR ACQUISITION" means an acquisition by the Borrower or any of its Subsidiaries of shares or other equity interest in an entity where the aggregate consideration for such acquisition exceeds US$300,000,000 (or its equivalent in any other currency or currencies).

20.   GENERAL UNDERTAKINGS

      The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1  AUTHORISATIONS

      The Borrower shall promptly:

      (a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

      (b)   supply certified copies to the Lender of,

      any Authorisation required under any law or regulation of Singapore to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in Singapore of any Finance Document.

20.2  COMPLIANCE WITH LAWS

      The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3  NEGATIVE PLEDGE

      The Borrower will not, and will procure that none of its Material Subsidiaries will, create or permit to subsist any Security upon the whole or any part of any present or future property or assets to secure the repayment of, or any guarantee or indemnity in respect of, any credit or loan facilities or International Investment Securities without (a) at the same time or prior thereto securing the Facility equally and rateably with such securities or otherwise in a manner satisfactory to the Lender or (b) providing such other security for the Facility as the Lender may deem to be not materially less beneficial Provided, however, that the foregoing restriction shall not apply to:

      (i) any Security upon the whole or a part of any property or assets of the Borrower or any of its Material Subsidiaries, which Security is to secure any indebtedness arising from credit or loan facilities or International Investment Securities issued by the Borrower or by any of its Material Subsidiaries, in each case solely for the purpose of financing the cost of the purchase, development, construction, equipping, alteration, repair or improvement of any property or assets acquired by it or them after 2 April 2001 Provided that (1) such Security is confined to such property or assets, (2) the principal amount of the International Investment Securities secured by such Security shall not exceed the aggregate amount of such cost and (3) such Security attaches to such property or assets concurrently with or within 120 days after the time of the acquisition of such property or assets or the completion of the activity being financed;

      (ii) any Security upon the whole or a part of any property or assets of the Borrower or any of its Material Subsidiaries, which Security is to secure any indebtedness evidenced by International Investment Securities existing on (1) any property or asset of any entity at the time the Borrower or one of its Subsidiaries acquire such entity after 2 April 2001, whether by merger, consolidation or otherwise or
            (2) any property or asset at the time it is acquired by the Borrower or one of its Subsidiaries after 2 April 2001 Provided that, in each case, such Security shall not have been created in contemplation of or in connection with the acquisition of such entity or, as the case may be, the acquisition of such property or asset;

      (iii) any Security upon the whole or a part of any property or assets of the Borrower or any of its Material Subsidiaries, which Security is a renewal, extension or replacement (in whole or in part) of any Security permitted in paragraphs (i) and/or (ii) above;

      (iv) the Security over the CSP Debt Service Reserve Account and the amounts from time to time deposited and held therein, created in favour of the Security Trustee under the CSP Agreement, provided that the aggregate of all amounts deposited and held in the CSP Debt Service Reserve Account shall not at any time exceed US$129,000,000;

      (i) any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

      (ii) any Security created or to be created in favour of Ex-Im Bank over the Ex-Im Bank Facility Anticipation Account and the amounts from time to time deposited and held in the Ex-Im Bank Facility Anticipation Account, provided that the aggregate of all amounts deposited and held in the Ex-Im Bank Facility Anticipation Account shall not at any time exceed US$150,000,000;

      (iii) any Security created pursuant to any Finance Document;

      (iv)  any Security created with the prior consent of the Lender; and

      (v) any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by the Borrower or any of its Material Subsidiaries other than any permitted under this Clause 20.3) does not exceed US$300,000,000 (or its equivalent in another currency or currencies).

20.4  DISPOSALS

(a) The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b) Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

      (i) made in the ordinary course of trading and operations of the disposing entity (including, without limitation, sales of products and stock-in-trade in its manufacturing business);

      (ii) made by any member of the Group on arm's length terms to another member of the Group or to an Associated Company of the Borrower;

      (iii) of assets in exchange for other assets comparable or superior as to type, value and quality;

      (iv) of obsolete or surplus assets on arm's length terms no longer required for the efficient operation of the disposing entity's business;

      (v)   made with the prior consent in writing of the Lender;

      (vi) of current receivables under or in connection with securitisation arrangements on arm's length terms and/or for valuable consideration; or

      (vii) of any assets by any member of the Group where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal of any other assets) (to the extent not permitted under paragraphs (i) to (vi) above) does not exceed (1) US$400,000,000 (or its equivalent in any other currency or currencies) in any financial year and (2)

            US$1,000,000,000 during the period commencing from the date of this Agreement to the Termination Date.

20.5  MERGER

      The Borrower shall not (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Lender (such consent not to be unreasonably withheld).

20.6  CHANGE OF BUSINESS

      The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement without the prior written consent of the Lender (such consent not to be unreasonably withheld).

20.7  INSURANCE

      The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies carrying on a similar business in accordance with current industry standards.

20.8  CONDUCT OF AFFAIRS

      The Borrower shall at all times carry on and conduct its affairs in a proper and efficient manner.

20.9  DEPRECIATION POLICY

      The Borrower shall, in the event of any change to its depreciation policy in relation to any of its financial statements, notify the Lender of such change and procure that its auditors deliver to the Lender a description of any changes necessary for those financial statements to reflect the depreciation policy upon which the Original Financial Statements were prepared.

20.10 UNENCUMBERED ASSETS

      The Borrower shall not create or permit to subsist any Security over any of its present or future assets if, as a consequence thereof, the book value of the Unencumbered Assets becomes less than US$800,000,000 (or its equivalent in any other currency or currencies).

20.11 FURTHER ASSURANCE

      It will from time to time on request by the Lender do or procure the doing of all such acts and will execute or procure the execution of all such documents as may reasonably be considered necessary for giving full effect to each of the Finance Documents or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender in any of the Finance Documents.

21.   EVENTS OF DEFAULT

      Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1  NON-PAYMENT

      The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

      (a)   its failure to pay is caused by administrative or technical error;
            and

      (b)   payment is made within two Business Days of its due date.

21.2  FINANCIAL COVENANTS

(a)   Any requirement of Clause 19 (Financial Covenants) is not satisfied.

(b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.3  OTHER OBLIGATIONS

(a) The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

(b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.4  MISREPRESENTATION

(a) Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b) No Event of Default under paragraph (a) above will occur if the event or circumstance resulting in the representation or statement being incorrect or misleading is capable of remedy and is remedied within 30 days of the Lender giving notice to the Borrower or the Borrower becoming aware of the representation or statement being incorrect or misleading.

21.5  CROSS DEFAULT

      (a) Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

      (b) Any Financial Indebtedness of any member of the Group is validly declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

      (c) Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

      (d) Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

      (e) No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$30,000,000 (or its equivalent in any other currency or currencies).

21.6  INSOLVENCY

      (a) The Borrower or any of its Material Subsidiaries is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

      (b) The value of the assets of the Borrower or any of its Material Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities).

      (c) A moratorium is declared in respect of any indebtedness of the Borrower or any of its Material Subsidiaries.

21.7  INSOLVENCY PROCEEDINGS

      Any corporate action, legal proceedings or other procedure or step is taken in relation to:

      (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any of its Material Subsidiaries (other than a solvent liquidation or reorganisation of any of its Material Subsidiaries);

      (b) a composition, assignment or arrangement with any creditor of the Borrower or any of its Material Subsidiaries in relation to any indebtedness payable to that creditor;

      (c) the appointment of a liquidator (other than in respect of a solvent liquidation of the Borrower or any of its Material Subsidiaries), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its Material Subsidiaries or any of its assets; or

      (d) enforcement of any Security over any assets of the Borrower or any of its Material Subsidiaries,

      or any analogous procedure or step is taken in any jurisdiction.

21.8  CREDITORS' PROCESS

      Any expropriation, attachment, sequestration, distress or execution is levied or taken out against all or a material part of the assets of the Borrower or any of its Material Subsidiaries and is not discharged within 30 days.

21.9  NATIONALISATION

      Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of the Borrower or any of its Material Subsidiaries.

21.10 CESSATION OF BUSINESS

      The Borrower or any of its Material Subsidiaries ceases or threatens to cease to carry on all or a substantial part of its business.

21.11 UNLAWFULNESS

      It is or becomes unlawful for the Borrower to perform any of its payment or other material obligations under the Finance Documents.

21.12 REPUDIATION

      The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.13 MATERIAL ADVERSE CHANGE

      Any event or circumstance occurs which the Lender reasonably determines might have a Material Adverse Effect.

21.14 DECLARED COMPANY

      The Borrower is declared by the Ministry of Finance to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies.

21.15 ACCELERATION

      On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

      (a)   cancel the Commitment whereupon it shall immediately be cancelled;

      (b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

      (c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

22.   CHANGES TO THE LENDER

22.1  ASSIGNMENTS AND TRANSFERS BY THE LENDER

      Subject to this Clause 22, the Lender (the "EXISTING LENDER") may:

      (a)   assign any of its rights; or

      (b)   transfer by novation any of its rights and obligations,

      to another bank or financial institution (the "NEW LENDER") at the cost and expense of the Existing Lender and/or the New Lender and with prior notice to but otherwise without the prior consent of the Borrower.

22.2  CONDITIONS OF ASSIGNMENT OR TRANSFER

      If:

      (a) the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

      (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

      then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3  DISCLOSURE OF INFORMATION

      The Lender and any of its officers (as defined in the Banking Act, Chapter 19 of Singapore (the "BANKING ACT")) may disclose to any of its Affiliates, head office, branches and representative offices and any other person:

      (a) to whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement (for the purpose of that assignment or transfer);

      (b) to whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower (for the purpose of that sub-participation or such other transaction);

      (c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

      (d)   to whom the Lender is under a duty to disclose; or

      (e) who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act,

      any customer information (as defined in the Banking Act) or any other information about the Borrower, the Group and the Finance Documents as the Lender shall consider appropriate.

      This Clause 22.3 is not, and shall not be deemed to constitute, an express or implied agreement by the Lender with the Borrower for a higher degree of confidentiality than that described in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

23.   CHANGES TO THE BORROWER

      The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.   CONDUCT OF BUSINESS BY THE LENDER

      No provision of this Agreement will:

      (a) interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

      (b) oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

      (c) oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

25.   PAYMENT MECHANICS

25.1  PAYMENTS TO THE LENDER

(a) On each date on which the Borrower is required to make a payment under a Finance Document, it shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender may notify to the Borrower by not less than five Business Days' notice.

25.2  PAYMENTS BY THE LENDER

(a) On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the Borrower for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Borrower may notify to the Lender in the relevant Utilisation Request.

25.3  DISTRIBUTIONS TO THE BORROWER

      The Lender may (with the consent of the Borrower or in accordance with Clause 26 (Set-off)) apply any amount payable by it to the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4  PARTIAL PAYMENTS

      (a) If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the Borrower's obligations under the Finance Documents in the following order:

            (i) first, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

            (ii) second, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

            (iii) third, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

      (b) Paragraph (a) above will override any appropriation made by the Borrower.

25.5  NO SET-OFF BY THE BORROWER

      All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.6  BUSINESS DAYS

      (a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

      (b) During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.7  CURRENCY OF ACCOUNT

      (a) Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

      (b) A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

      (c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

      (d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

      (e) Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

26.   SET-OFF

      The Lender may, at any time after the occurrence of an Event of Default, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Lender shall promptly notify the Borrower of any such set-off or conversion.

27.   NOTICES

27.1  COMMUNICATIONS IN WRITING

      Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

27.2  ADDRESSES

      The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below, or any substitute address, fax number, telex number or department or officer as the Party may notify to the other Party by not less than five Business Days' notice.

27.3  DELIVERY

(a) Any communication or document made or delivered by the Lender to the Borrower under or in connection with the Finance Documents will only be effective:

      (i)   if by way of fax, when received in legible form; or

      (ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

      a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

27.4  ENGLISH LANGUAGE

      (a) Any notice given under or in connection with any Finance Document must be in English.

      (b) All other documents provided under or in connection with any Finance Document must be:

            (i)   in English; or

            (ii) if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.   CALCULATIONS AND CERTIFICATES

28.1  ACCOUNTS

      In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

28.2  CERTIFICATES AND DETERMINATIONS

      Any certification or determination by the Lender of a rate or amount under any Finance Document shall set out the computation thereof and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3  DAY COUNT CONVENTION

      Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

29.   PARTIAL INVALIDITY

      If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.   REMEDIES AND WAIVERS

      No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31.   AMENDMENTS AND WAIVERS

      No term of any of the Finance Documents may be amended or waived without the prior consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

32.   COUNTERPARTS

      Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.   GOVERNING LAW

      This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

                                   SCHEDULE 1

                              CONDITIONS PRECEDENT

1.    THE BORROWER

(a)   A copy of the Memorandum and Articles of Association of the Borrower.

(b)   A copy of a resolution of the board of directors of the Borrower:

      (i) approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

      (ii) authorising a specified person or persons to execute the Finance Documents on its behalf; and

      (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

(c) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d) A certificate of the Borrower (signed by a director) confirming that borrowing the Commitment would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(e) A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.    OTHER DOCUMENTS AND EVIDENCE

(a)   The Original Financial Statements.

(b) Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

                                   SCHEDULE 2

                                    REQUESTS

From: Chartered Semiconductor Manufacturing Ltd.

To:   Sumitomo Mitsui Banking Corporation, Singapore Branch

Dated:

Dear Sirs

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD.
                               FACILITY AGREEMENT
                        DATED ________ (THE "AGREEMENT")

1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning when used in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.    We wish to borrow a Loan on the following terms:

        Proposed Utilisation Date: [_________________] (or, if that is not a
                                    Business Day, the next Business Day)

        Amount:                    [_________________]

        Interest Period:           [_________________]

3. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.    The proceeds of this Loan should be credited to [account].

5.    This Utilisation Request is irrevocable.

                                Yours faithfully

                          -----------------------------

                            authorised signatory for
                   Chartered Semiconductor Manufacturing Ltd.

                                   SCHEDULE 3

                         FORM OF COMPLIANCE CERTIFICATE

To:   Sumitomo Mitsui Banking Corporation, Singapore Branch as Lender

From: Chartered Semiconductor Manufacturing Ltd.

Dated:

Dear Sirs

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD.
                               FACILITY AGREEMENT
                      DATED ______________(THE "AGREEMENT")

1. We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.    We confirm that:

      (a)   as at [        ], Consolidated Net Worth was [US$          ]; and

      (b)   as at [        ], Consolidated Total Gross Debt was [ ] per cent. of
            Consolidated Net Worth.

3.    [We confirm that no Default is continuing.]*

Signed:  -------------------

[Director] / [Authorised Signatory] of Chartered Semiconductor Manufacturing
Ltd.

-------------------
* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

THE BORROWER

CHARTERED SEMICONDUCTOR MANUFACTURING LTD.

Address:    60 Woodlands Industrial Park D, Street 2, Singapore 738406

Fax No:     6362 2909

Attention:  George Thomas

By:         /s/ CHIA SONG HWEE
            CHIEF EXECUTIVE OFFICER

THE LENDER

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

Address:    3 Temasek Avenue #06-01 Centennial Tower
            Singapore 039190

Fax No:     6882 0490

Attention:  Ivan Chua, VP / Steven Ho, VP

By:         /s/ MASAMI TASHIRO
            DIRECTOR AND GENERAL MANAGER

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